Exhibit 99.1

SQUARE, INC.

ADDITIONAL INFORMATION

CAVIAR UNAUDITED QUARTERLY CONDENSED STATEMENTS OF OPERATIONS

(In thousands)

On October 31, 2019, Square, Inc. (“Square”) completed the sale of its food ordering business, Caviar (“Caviar”), to DoorDash, Inc. (“DoorDash”) for an aggregate purchase price of $410 million in the form of cash and DoorDash preferred stock.

The following tables set forth selected Caviar unaudited quarterly condensed statements of operations data for the last seven quarters. The information for each of these quarters has been derived from Square’s historical consolidated financial statements included in Square’s Quarterly Reports on Form 10-Q and, in the opinion of management, includes all adjustments, which consist only of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. This data should be read in conjunction with Square’s Quarterly Reports on Form 10-Q. These quarterly operating results are not necessarily indicative of the results that Caviar may achieve in future periods.

	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019
Revenue:

Subscription and services-based revenue	$27,469	$36,927	$39,583	$44,283	$46,530	$43,390	$40,948

Total net revenue	27,469	36,927	39,583	44,283	46,530	43,390	40,948
Cost of revenue:
Subscription and services-based costs	21,223	27,569	29,820	33,549	35,061	30,063	28,275
Amortization of acquired technology	—	—	—	—	29	31	30

Total cost of revenue	21,223	27,569	29,820	33,549	35,090	30,094	28,305

Gross profit	6,246	9,358	9,763	10,734	11,440	13,296	12,643
Operating expenses:
Product development	3,095	2,759	3,709	4,100	4,711	5,413	5,591
Sales and marketing	4,165	3,883	3,428	4,533	5,229	5,593	6,205
General and administrative	6,338	3,983	7,540	8,976	8,108	8,908	8,949

Total operating expenses	13,598	10,625	14,677	17,609	18,048	19,914	20,745

Operating profit/(loss)	(7,352)	(1,267)	(4,914)	(6,875)	(6,608)	(6,618)	(8,102)

Loss before income tax	$(7,352)	$(1,267)	$(4,914)	$(6,875)	$(6,608)	$(6,618)	$(8,102)

Reconciliation of loss before income tax to Adjusted EBITDA
Share-based compensation expense	$1,734	$1,837	$2,254	$2,293	$2,592	$3,483	$3,729
Depreciation and amortization	387	539	547	659	657	644	842
Other (income) expense, net	152	(83)	(50)	96	18	336	104

Adjusted EBITDA	$(5,079)	$1,026	$(2,163)	$(3,827)	$(3,341)	$(2,155)	$(3,427)